KPMG PEAT MARWICK LLP                  EXHIBIT 16

                              Peat Marwick Plaza
                             303 East Wacker Drive
                            Chicago, IL 60601-9973






                                                               August 22, 1996


Securities and Exchange Commission
Washington, D.C. 10549



Ladies and Gentlemen:

We were previously principal accountants for First Midwest Bancorp, Inc. and, under the date of January 19, 1996, we reported on the consolidated financial statements of First Midwest Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1994. On August 21, 1996, our appointment as principal accountants was terminated. We have read First Midwest Bancorp's statements included under Item 4 of its Form 8-K dated August 21, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with First Midwest's statements that the change was unanimously recommended by the Audit Committee.

                                    Very truly yours,



                                    /s/ KPMG Peat Marwick LLP